Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES DETAILS OF REDEMPTION OF 11 1/8% SENIOR SECURED NOTES DUE 2009

For Immediate Release: Tuesday, February 7, 2006

BASKING RIDGE, N.J.– Avaya Inc. (NYSE:AV), a leading global provider of business communications applications, systems and services, today announced it will redeem for cash all of its outstanding 11 1/8% senior secured notes due 2009 (the “notes”) on April 3, 2006.  As provided pursuant to the indenture governing the notes, the redemption price is $1,055.63 per $1,000 principal amount at maturity of notes.  The current principal amount of notes outstanding as of February 7, 2006, is approximately $13.2 million.

A notice of redemption is being mailed by The Bank of New York, the trustee for the notes, to all registered holders of notes.  Copies of the notice of redemption and additional information relating to the procedures for redemption may be obtained from The Bank of New York by calling 1-800-254-2826.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

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